Exhibit 3.1
BY-LAWS
-of-
UNITED RENTALS, INC.
(a Delaware corporation hereinafter called the “Corporation”)
ARTICLE I
Offices
SECTION 1.01. Offices. The Corporation may have offices both within and without the State of Delaware as the Board of Directors may from time to time determine.
ARTICLE II
Meetings of Stockholders
SECTION 2.01. Place of Meetings. Meetings of stockholders may be held at any place, either within or without the State of Delaware, designated by the Board of Directors.
SECTION 2.02. Annual Meeting. The annual meeting of stockholders for election of directors shall be held on such date and at such time as shall be designated by the Board of Directors. Any other proper business may be transacted at the annual meeting.
SECTION 2.03. Special Meetings. Stockholders are not permitted to call a special meeting of stockholders or to require the Board of Directors or officers of the Corporation to call such a special meeting. A special meeting of stockholders may only be called by a majority of the Board of Directors or by the chief executive officer, to be held on such date and at such time and place as may be stated in the notice of the meeting. The business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board of Directors. Any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders and cannot be taken by consent in writing.
SECTION 2.04. Quorum. The holders of a majority of the shares of stock entitled to vote on a matter thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by law, the certificate of incorporation or these By-Laws. In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, the holders of such class so present or represented may, by majority vote, adjourn the meeting of such class from time to time until a quorum of such class shall be so present or represented.
SECTION 2.05. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or in his absence (or election not to preside) by the Vice Chairman, if any, or in his absence (or election not to preside) by the President, or in his absence (or election not to preside) by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence (or election not to so act) the chairman of the meeting may appoint any person to act as secretary of the meeting.
Amended as of December 20, 2010

SECTION 2.06. Conduct of Meetings. The Board of Directors may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
SECTION 2.07. Advance Notification of Nomination of Directors and Other Business to be Transacted at Stockholder Meetings. To be properly brought before the annual or any special meeting of stockholders, nominations of persons for election to the Board of Directors and any other business must be (i) specified in the notice of the meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors or any committee appointed by the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee appointed by the Board of Directors, or (iii) properly brought before the meeting by a stockholder who is a stockholder of record of the Corporation on the date the notice provided for in this Section 2.07 is delivered to, or mailed and received by, the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures and other requirements set forth in this Section 2.07. In addition to any other applicable requirements, for business to be properly brought before any meeting of stockholders by a stockholder, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (ii) in the case of the annual meeting, such business, other than a nomination, must constitute a proper matter for stockholder action, and (iii) in the case of any special meeting, such business shall be limited to the nomination of a person or persons, as the case may be, for election to such position(s) as are specified in the Corporation’s notice of the meeting in the event that the Corporation calls a special meeting of stockholders for the purpose of electing one or more persons to the Board of Directors. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (i) in the case of the annual meeting, not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is not scheduled to be held within a period that commences within 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), for notice by the stockholder to be timely, it must be so delivered, or mailed and received, by the later of the close of business on (i) the day 90 days prior to such Other Meeting Date or (ii) the tenth day following the day on which such Other Meeting Date is publicly announced or disclosed and (ii) in the case of any special meeting, not later than the close of business on the tenth day following the day on which the date of the special meeting and the nominees proposed by the Board of Directors to be elected at such meeting are publicly announced or disclosed.
Such stockholder’s notice to the Secretary shall set forth: (i) whether the stockholder is providing the notice at the request of a beneficial holder of stock, whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the stockholder or such beneficial holder in the Corporation or the matter to which such stockholder’s notice relates, and the details thereof, including the name of such other person (the stockholder, any beneficial holder on whose behalf the notice is being given, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Corporation or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery or receipt of such stockholder’s notice by or for the benefit of any Interested Person with respect to the Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and, if so, a summary of the material terms thereof, (v) a representation that the stockholder is a holder of record of stock of the Corporation that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in such stockholder’s notice. The stockholder’s notice shall be updated not later than ten days after the record date for the determination of stockholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date.

Any stockholder’s notice relating to the nomination of directors must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of the Corporation if elected, and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation). The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation, or whether such proposed nominee would be considered “independent” as a director or as a member of the audit or any other committee of the Board of Directors under the various rules and standards applicable to the Corporation. Any stockholder’s notice with respect to a matter other than the nomination of directors must also contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders and (ii) a brief written statement of the reasons why such stockholder favors the proposal.
In the case of a nomination by a stockholders of a person or persons for election to the Board of Directors at the annual or any special meeting, only persons who are nominated in accordance with the procedures set forth in this Section 2.07 shall be eligible for election as directors of the Corporation. In the case of any other business proposed by a stockholder for transaction at the annual meeting of stockholders, no such business shall be conducted at the annual meeting of stockholders unless it is properly brought before the meeting in accordance with the procedures set forth in this Section 2.07; provided, however, that nothing in this Section 2.07 shall be deemed to preclude discussion by any stockholder of any business properly brought before the meeting in accordance with the procedures set forth in this Section 2.07. The officer of the Corporation or other person presiding at the meeting shall, if the facts warrant, determine that a nomination was not properly made, or that business was not properly brought before the meeting, in each case in accordance with the provisions of this Section 2.07 and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.07, if the stockholder or a qualified representative of the stockholder does not appear at the annual or special meeting of stockholders of the Corporation to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. In no event shall the postponement or adjournment of an annual meeting already publicly noticed, or any announcement of such postponement or adjournment, commence a new period (or extend any time period) for the giving of notice as provided in this Section 2.07.

For purposes of this Section 2.07, (i) “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, and (ii) a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.
This Section 2.07 shall not apply to (i) stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act or (ii) the election of directors selected by or pursuant to the provisions of the certificate of incorporation relating to the rights of the holders of any class or series of stock of the Corporation having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances.
SECTION 2.08. Compliance with Securities and Exchange Act of 1934. Notwithstanding any other provision of these By-laws, the Corporation shall be under no obligation to include any stockholder proposal in its proxy statement materials or otherwise present any such proposal to stockholders at a special or annual meeting of stockholders if the Board of Directors reasonably believes that the proponents thereof have not complied with Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the Corporation shall not be required to include in its proxy statement material to stockholders any stockholder proposal not required to be included in its proxy material to stockholders in accordance with such Act, rules or regulations.
ARTICLE III
Directors
SECTION 3.01. Number of Directors. The number of directors which shall constitute the entire Board of Directors shall be as set by the Board of Directors from time to time. No reduction in the number of directors constituting the entire Board of Directors shall have the effect of removing any director before that director’s term of office expires.
SECTION 3.02. Term of Office. Subject to the provisions of the certificate of incorporation, each director, including a director elected to fill a vacancy, shall hold office until such director’s successor is elected and qualified or the earlier resignation or removal of such director.
SECTION 3.03. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, the Vice Chairman, the Chief Executive Officer, the President or the Secretary or by resolution of the Board of Directors. Unless waived, notice of the time and place of special meetings shall be delivered to each director either (i) personally (either orally or in writing), (ii) by telephone, (iii) by telex, telecopy, facsimile or other electronic transmission (including email), or (iv) by first-class mail, postage prepaid, addressed to a director at that director’s address as it is shown on the records of the Corporation. If the notice is mailed, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting (ten days in the case of a director whose address as shown on the records of the Corporation is outside of the United States of America). If the notice to a director is sent in any other manner, it shall be sent at least 24 hours before the time of the holding of the meeting.

SECTION 3.04. Quorum. At all meetings of the Board of Directors, a majority of the entire Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business. In case, at any meeting of the Board of Directors, a quorum shall not be present, the members of the Board of Directors present may adjourn the meeting from time to time until a quorum shall be present.
SECTION 3.05. Organization. Meetings of the Board of Directors shall be presided over by the Chairman, if any, or in his absence by the Vice Chairman, if any, or in the absence of the foregoing persons by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence (or election not to so act) the chairman of the meeting may appoint any person to act as secretary of the meeting.
SECTION 3.06. Meetings by Conference Telephone or Similar Device. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
SECTION 3.07. Board Action by Written Consent Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee. Written consents representing actions taken by the Board of Directors or any committee thereof may be executed by telex, telecopy, facsimile or other electronic transmission (including attachments sent by email), and such electronic transmission shall be valid and binding to the same extent as if it were an original.
SECTION 3.08. Election of Directors. Except as provided in the Corporation’s certificate of incorporation, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided, however, that the directors shall be elected by a plurality of the votes cast at any meeting at which a quorum is present for which (i) the Secretary of the Corporation receives a notice pursuant to these By-Laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date on which the Company first mails its notice of meeting for such meeting to the stockholders. For purposes of this Section 3.08, a majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director.

SECTION 3.09. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to these By-laws.
ARTICLE IV
Officers
SECTION 4.01. General. The officers of the Corporation shall be chosen by the Board of Directors and shall, unless otherwise determined by the Board of Directors, be a Chairman, a Vice Chairman, a Chief Executive Officer, a President, a Chief Financial Officer, and a Secretary. The Board of Directors, in its discretion, may also choose one or more Vice Presidents, Assistant Secretaries, and other officers. Each such officer shall hold office until his successor is elected and qualified or his earlier resignation or removal. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights.
SECTION 4.02. Powers and Duties of Officers. The chief executive officer of the Corporation shall have such powers in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to such office. The chief executive officer shall see that all orders and resolutions of the Board of Directors are carried into effect.
The other officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors or delegated to them by the chief executive officer and, to the extent not so provided or delegated, as generally pertain to their respective offices, subject to the control of the Board of Directors and the chief executive officer. Without limiting the foregoing, the Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committee thereof in a book to be kept for that purpose.

ARTICLE V
Miscellaneous
SECTION 5.01. Waivers of Notice. Whenever any notice is required by law, the certificate of incorporation or these By-laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, and, in the case of a waiver of notice of a meeting, whether or not the business to be transacted at or the purposes of such meeting is set forth in such waiver, shall be deemed equivalent thereto. The attendance of any person at any meeting, in person, or, in the case of the meeting of stockholders, by proxy, shall constitute a waiver of notice of such meeting by such person, except where such person attends such meeting for the express purpose of objecting at the beginning of such meeting to the transaction of any business on the grounds that such meeting is not duly called or convened.
SECTION 5.02. Fiscal Year. The fiscal year of the Corporation shall be fixed from time to time by the Board of Directors.
SECTION 5.03. Seal. The corporate seal shall have inscribed thereon the name of the Corporation and shall be in such form as may be approved from time to time by the Board of Directors.
SECTION 5.04. Entire Board. As used in these By-laws, “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies in the Board of Directors.
SECTION 5.05. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim relating to the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or these By-laws or (iv) any action asserting a claim relating to the Corporation governed by the internal affairs doctrine.

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